Exhibit 99.1

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors and Management of Dana Incorporated

Opinion

We have audited the accompanying combined financial statements of the Off-Highway business of Dana Incorporated (the “Company”), which comprise the combined balance sheet as of December 31, 2024 and 2023, and the related combined statements of operations, of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the Company has restated its 2024 and 2023 financial statements to correct an error. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

PricewaterhouseCoopers LLP, 406 Washington Street, Suite 200, Toledo, Ohio 43604

T: (419) 254 2500, www.pwc.com/us

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

September 16, 2025, except for the effects of the restatement discussed in Note 1 to the combined financial statements, as to which the date is November 3, 2025

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Combined Statement of Operations

	2024	2023
Net sales - External	$2,635	$3,034
Net sales - Related party	61	51

Net sales	2,696	3,085
Costs and expenses
Cost of sales - External	2,194	2,550
Cost of sales - Related party	39	35

Cost of sales	2,233	2,585
Selling, general and administrative expenses	137	162
Amortization of intangibles	5	5
Restructuring charges, net	9	3
Interest
Interest income - External	4	4
Interest income - Related party	9	10

Interest income	13	14
Interest expense - External	4	2
Interest expense - Related party	25	27

Interest expense	29	29
Other income, net	16	17

Income before income taxes	312	332
Income tax expense	107	94

Net income	$205	$238

The accompanying notes are an integral part of the combined financial statements

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Combined Statement of Comprehensive Income

	2024	2023
Net Income	$205	$238
Other comprehensive income (loss), net of tax
Currency translation adjustments	(23)	(16)
Hedging gains and losses	(1)	—
Defined benefit plans	(1)	(4)

Total comprehensive income	$180	$218

The accompanying notes are an integral part of the combined financial statements.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Combined Balance Sheet

	2024	2023
Assets
Current assets
Cash and cash equivalents	$128	$82
Accounts receivable
Trade, less allowance for doubtful accounts of $4 million in 2024 and $ 5 million in 2023	305	395
Related party receivables	16	31
Other	39	86
Inventories	503	584
Due from Parent, short term	392	330
Other current assets	61	32

Total current assets	1,444	1,540
Goodwill	176	183
Intangibles	70	80
Deferred tax assets	50	46
Other non current Assets	71	39
Due from Parent	19	22
Operating lease assets	35	38
Property, plant and equipment, net	383	411

Total assets	$2,248	$2,359

Liabilities and equity
Current liabilities
Current debt obligations	$1	$26
Accounts payable	403	558
Accounts payable – Related party	52	79
Accrued payroll and employee benefits	63	79
Income taxes payable	82	104
Non-income taxes payable	32	36
Due to Parent, short term	79	70
Customer advances	19	16
Warranties	22	14
Other accrued liabilities	76	46

Total current liabilities	829	1,028
Due to Parent	581	655
Noncurrent operating lease liabilities	26	31
Pension and postretirement obligations	111	124
Deferred income taxes	31	9
Other noncurrent liabilities	139	105

Total liabilities	1,717	1,952

Commitments and contingencies (Note 8)
Equity
Net parent investment	749	600
Accumulated Other Comprehensive Loss	(218)	(193)

Total equity	531	407

Total liabilities and equity	$2,248	$2,359

The accompanying notes are an integral part of the combined financial statements

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Combined Statement of Cash Flows

	2024	2023
	As Restated	As Restated
Operating activities
Net income	$205	$238
Depreciation	63	93
Amortization	8	9
Stock compensation expense	(1)	—
Loss on disposal	12	—
Pension expense, net	(14)	(16)
Change in working capital	15	139
Change in other noncurrent assets and liabilities	(107)	3

Net cash provided by operating activities	181	466

Investing activities
Purchases of property, plant and equipment	(69)	(68)
Collection on notes receivable from parent	—	1
Proceeds from sale of property, plant and equipment	4	—
Other	15	(17)

Net cash used in investing activities	(50)	(84)

Financing activities
Repayments of notes payable to parent	—	(36)
Repayments of long-term debt	(26)	(2)
Net transfers to Parent	(55)	(363)

Net cash used in financing activities	(81)	(401)

Effect of exchange rate changes on cash balances	(4)	(1)

Net increase (decrease) in cash, cash equivalents and restricted cash	46	(20)
Cash, cash equivalents and restricted cash - beginning of period	84	104

Cash, cash equivalents and restricted cash - end of period	$130	$84

The accompanying notes are an integral part of the combined financial statements.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Combined Statement of Changes in Equity

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance, January 1, 2023	$725	$(173)	$552
Net income	238	—	238
Other comprehensive loss, net of tax	—	(20)	(20)
Net transfers to Parent	(363)	—	(363)

Balance, December 31, 2023	600	(193)	407
Net income	205	—	205
Other comprehensive loss, net of tax	—	(25)	(25)
Net transfers to Parent	(56)	—	(56)

Balance, December 31, 2024	$749	$(218)	$531

The accompanying notes are an integral part of the combined financial statements.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 1. Organization and Summary of Significant Accounting Policies

Description of Business

The accompanying combined financial statements and notes present the combined statement of operations, comprehensive income, balance sheet, cash flows, and changes in equity of the Off-Highway business (“Off-Highway”, “OH”, “the Company”, “we”, “us”, “our”) of Dana Incorporated (“Dana” or “Parent”).

The OH business offers a wide variety of drivetrain and motion system solutions in the construction, agriculture, material handling, mining, forestry, and industrial sectors. The terms “we,” “our” and “us,” when used in this report are references to the OH business.

In June 2025, Dana entered into a definitive agreement to sell Off-Highway. The transaction is currently expected to close during the fourth quarter of 2025, subject to satisfaction of regulatory approvals and other customary conditions. Until the sale occurs, Off-Highway continues to remain owned by Dana.

At closing of the transaction, Dana will enter into a transition services agreement, engineering services agreement, intellectual property and trademark license agreements, and certain supply agreements with Allison Transmission Holdings, Inc. (“Allison” or “Buyer”). Services to be provided by Dana under the transition services agreement include finance, information technology, human resources and certain other administrative services for periods up to 24 months.

Summary of Significant Accounting Policies

Basis of Presentation — These combined financial statements have been derived from the Consolidated Financial Statements and accounting records of Dana Incorporated. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed within Dana. The Company’s combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined statement of operations includes all revenues and costs directly attributable to the Company’s business. The combined statement of operations also include costs for certain centralized functions and programs provided and administered by Dana that are allocated to the Company. These centralized functions and programs include, but are not limited to, executive management, research and development, sales and marketing, information technology, human resources, finance, accounting, legal, supply chain and insurance.

These expenses were allocated to the Company based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues or headcount or other reasonable driver, as applicable. The Company considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, the Company during the periods presented. However, the allocations may not reflect the expenses the Company would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

Dana utilizes a centralized approach to cash management and financing of its operations. The cash held by Dana, in a centralized cash pool, at the corporate level is not specifically identifiable to the Company and therefore has not been reflected in the Company’s combined balance sheet. Payables or receivables due from or to Dana reflecting the Company’s position in the cash pool have been reflected in the combined balance sheets. Cash pooling is available in most countries where the Company does business. Interest rates for the cash pooling arrangement are based upon base currencies rates risk adjusted as appropriate for lending or deposits; with interest accruing on a daily basis. Cash in the combined balance sheet represents cash directly identifiable to the Company and its operations.

The combined financial statements include certain assets and liabilities that have historically been held at the Dana corporate level but are specifically identifiable or otherwise attributable to the Company. There is a portion of Dana’s third-party debt associated with an acquisition that has been attributed to the Company for the periods included in these financial statements. As the Company is the legal obligor, these debts and related interest expense are reflected in the combined financial statements. The interest expense related to finance leases is recognized in the combined statement of operations.

Net parent investment reflected in the combined balance sheets represents Dana’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the allocations to/from and transactions with Dana.

All intracompany transactions have been eliminated. All transactions between the Company and Dana have been included in these combined financial statements. For those transactions between the Company and Dana that generated balances, which are supported by written agreement, are expected to be settled in cash prior to a transaction with the Buyer, or are historically cash settled, the Company has reflected such balances in the combined balance sheet as due from related parties or due to related parties. The aggregate net effect of all other transactions between the Company and Dana has been reflected in the combined balance sheet as net parent investment and in the combined statement of cash flows as net transfers to Parent. Refer to Note 10, “Related Party Transactions”, for further information.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Estimates — Our combined financial statements are prepared in accordance with U.S. GAAP, which require the use of estimates, judgments and assumptions that affect the amounts reported in our combined financial statements and accompanying disclosures. We believe our assumptions and estimates are reasonable and appropriate. However, due to the inherent uncertainties in making estimates, actual results could differ from those estimates.

Fair value measurements — A three-tier fair value hierarchy is used to prioritize the inputs to valuation techniques used to measure fair value. The three levels of inputs are as follows: Level 1 inputs (highest priority) include unadjusted quoted prices in active markets for identical instruments. Level 2 inputs include quoted prices for similar instruments that are observable either directly or indirectly. Level 3 inputs (lowest priority) include unobservable inputs in which there is little or no market data, which require management to develop its own assumptions. Classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The inputs we use in our valuation techniques include market data or assumptions that we believe market participants would use in pricing an asset or liability, including assumptions about risk when appropriate. Our valuation techniques include a combination of observable and unobservable inputs. When available, we use quoted market prices to determine the fair value (market approach). In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, we consider the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date (income approach). Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

Cash and cash equivalents — Cash and cash equivalents includes cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have maturities of three months or less when purchased.

Factoring – The Company has entered into factoring arrangements with various financial institutions to manage its accounts receivable and improve cash flow. Under these arrangements, the Company sells a portion of its accounts receivable to the factor at a discount, receiving immediate cash in exchange. The terms of these factoring agreements vary, but typically include a discount rate ranging from 0% to 5% of the receivables sold, depending on the creditworthiness of the customers and the volume of receivables factored. During the years ended December 31, 2024 and 2023, the Company sold $16 and $17 of receivables, respectively, under these arrangements.

Inventories — Inventories are valued at the lower of cost or net realizable value. Cost is determined using the average or first-in, first-out (FIFO) cost method.

Property, plant and equipment — Property, plant and equipment are recorded at cost. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Useful lives of newly acquired assets are generally twenty to thirty years for buildings and building improvements, five to ten years for machinery and equipment, three to five years for tooling and office equipment and three to ten years for furniture and fixtures. If assets are impaired, their value is reduced via an increase in accumulated depreciation.

Leases — Our global lease portfolio represents leases of real estate, including manufacturing, assembly and office facilities, while the remainder represents leases of personal property, including manufacturing, material handling and IT equipment. We have lease agreements that include both lease and non-lease components, which are accounted for separately. Leases with an initial term of twelve months or less are not recorded on the balance sheet, and we recognize lease expense for these leases on a straight-line basis over the lease term. Generally, we use the Parent’s incremental borrowing rate in determining the present value of lease payments, unless there is a rate stated in the lease agreement.

Goodwill — We test goodwill for impairment annually as of October 31 and more frequently if events occur or circumstances change that would warrant an interim review. Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below carrying value. The Company has a single reporting unit for purposes of goodwill impairment testing. A multi-step impairment test is performed on goodwill. In Step 0, we have the option to evaluate various qualitative factors to determine the likelihood of impairment. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in the Company’s management, strategy and primary customer base. If we determine that the fair value is more likely than not less than the carrying value, then we are required to perform Step 1. If we do not elect to perform Step 0, we can voluntarily proceed directly to Step 1. In Step 1, we estimate the fair value of the reporting units using a model that incorporates various valuation methodologies, including discounted cash flow projections and multiples of current earnings. In determining fair value using discounted cash flow projections, we make significant assumptions and estimates about the extent and timing of future cash flows, including revenue growth rates, projected segment EBITDA, discount rates, and terminal growth rates. If the estimated fair value of the reporting unit exceeds its carrying value, the goodwill is considered not impaired. If the carrying value of the reporting unit exceeds its estimated fair value, a goodwill impairment charge is recorded for the difference. See Note 2, “Goodwill and Other Intangible Assets”, for more information about goodwill.

Intangible assets — Intangible assets include the value of core technology, trademarks and trade names and customer relationships. Core technology and customer relationships have definite lives while the majority of our trademarks and trade names have indefinite lives. Definite-lived intangible assets are amortized over their useful life using the straight-line method of amortization and are periodically reviewed for impairment indicators. Amortization of core technology is charged to cost of sales. Amortization of trademarks and trade names and customer relationships is charged to amortization of intangibles.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Indefinite-lived intangible assets are tested for impairment annually and more frequently if impairment indicators exist. See Note 2, “Goodwill and Other Intangible Assets”, for more information about intangible assets.

Tangible asset impairments — We review the carrying value of depreciable long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell and are no longer depreciated.

Financial instruments — The carrying values of cash and cash equivalents, trade receivables, notes receivable and short-term borrowings approximate fair value.

Derivatives — Foreign currency forward contracts are carried at fair value. We enter into these contracts to manage our exposure to the impact of currency fluctuations on certain foreign currency-denominated assets and liabilities, as well as on a portion of our forecasted purchase and sale transactions. We do not use derivatives for trading or speculative purposes and we do not hedge all of our exposures.

For derivative instruments designated as cash flow hedges, at the cash flow hedge’s inception and on an ongoing basis, the Company formally assesses whether the cash flow hedging instruments have been highly effective in offsetting changes in the cash flows of the hedged transactions and whether those cash flow hedging instruments may be expected to remain highly effective in future periods. Changes in the fair value of currency-related contracts treated as cash flow hedges are deferred and included as a component of other comprehensive loss (“OCL”). Deferred gains and losses are reclassified to earnings in the same periods in which the underlying transactions affect earnings.

Changes in the fair value of contracts treated as net investment hedges are recorded in the cumulative translation adjustment (“CTA”) component of OCL. Amounts recorded in CTA are deferred until such time as the investment in the associated subsidiary is substantially liquidated. Changes in the fair value of contracts not treated as cash flow hedges or as net investment hedges are recognized in other income, net in the period in which those changes occur.

Cash flows associated with designated derivatives are classified within the same category as the item being hedged on the combined statement of cash flows. Cash flows associated with undesignated derivatives are included in the investing category on the combined statement of cash flows.

Warranty — Costs related to product warranty obligations are estimated and accrued at the time of sale with a charge against cost of sales. Warranty accruals are evaluated and adjusted as appropriate based on occurrences giving rise to potential warranty exposure and associated experience. Warranty accruals and adjustments require significant judgment, including a determination of our involvement in the matter giving rise to the potential warranty issue or claim, our contractual requirements, estimates of units requiring repair and estimates of repair costs.

Pension and other postretirement defined benefits — Certain employees of the Company participate in defined benefit plans sponsored by Dana (“Shared Plans”), which include participants from other Dana businesses. We account for our participation in the Shared Plans as multiemployer plans in these combined financial statements. Therefore, no plan assets or liabilities related to the Shared Plans have been included in the combined balance sheet. Off-Highway’s portion of pension and other post-retirement expenses related to the Shared Plans is included in cost of sales, selling, general and administrative expenses, and other income, net in the combined statement of operations. For plans in which the Company is the sponsor, we account for such plans using the single employer approach. Therefore, all plan assets or liabilities related to plans in which the Company is the sponsor have been included in the combined balance sheet.

We recognize the funded status of Off-Highway-sponsored defined benefit plans on the combined balance sheet. Actuarial gains or losses and prior service costs or credits that have not yet been recognized as part of net periodic benefit cost are recorded as a component of accumulated other comprehensive loss (“AOCL”).

The calculation of the obligation and expense for pension plans and other post-retirement benefits sponsored by the Company is dependent on assumptions selected by the Company in consultation with our outside actuarial advisor. Those assumptions are described in Note 6, “Pension and Postretirement Benefit Plans”, and include, among others, the discount rate, the expected long-term rate of return on plan assets, mortality and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other postretirement obligations and future expense.

Employees of the Company participate in various qualified and unqualified defined contribution pension and other post-retirement benefit plans. Our required contributions to such plans are expensed when contributed for funded plans, or over the service period for unfunded plans. Our contributions due but not yet paid for unfunded plans are recorded as a liability in the combined balance sheet. Refer to Note 6, “Pension and Postretirement Benefit Plans”, for additional information regarding the Company’s pension and other post-retirement benefit plans.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Postemployment benefits — Costs to provide postemployment benefits to employees are accounted for on an accrual basis. Obligations that do not accumulate or vest are recorded when payment is probable and the amount can be reasonably estimated. For those obligations that accumulate or vest and the amount can be reasonably estimated, expense and the related liability are recorded as service is rendered. Refer to Note 6, “Pension and Postretirement Benefit Plans”, for further information.

Government assistance — We account for separate legally enforceable agreements with governments and government agencies where the agreement provides for the government to determine whether the Company will receive assistance and the amount of assistance by applying a contribution accounting model by analogy. The primary forms of government assistance received includes cash grants based on making qualifying capital investments over a specified period of time; cash grants based on creating new jobs, increasing and maintaining qualifying employee headcount over a specified period of time; and cash grants based on investing in specified research and development activities. The agreements include imposed conditions that must be satisfied for us to retain grant proceeds received. Imposed conditions include providing documentation supporting qualified expenditures have been made and may include providing documentation that specified employment levels have been achieved. Imposed conditions related to employment levels typically range from one to five years. Amounts received or receivable from these cash grants are deferred as a liability until such time as we have satisfied all imposed conditions documented in the agreement with the government. Deferred amounts are recorded in other accrued liabilities and other noncurrent liabilities as appropriate. Government assistance received for making qualifying capital investments is realized by reducing the associated fixed assets so long as we have satisfied all imposed conditions by the time the associated fixed assets are placed into service. All other government assistance is realized in other income, net once all imposed conditions have been satisfied.

Revenue recognition — Sales are recognized when products are shipped and risk of loss has transferred to the customer. We accrue for warranty costs, sales returns and other allowances based on experience and other relevant factors when sales are recognized. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales, while costs of shipping and handling are included in cost of sales. Taxes collected from customers are excluded from revenues and credited directly to obligations to the appropriate governmental agencies. See Note 14, “Revenue from Contracts with Customers”, for additional information.

Stock -Based Compensation — The Company currently does not have any stock or stock-based compensation plan. Instead, the Company’s eligible employees participate in Dana’s stock-based compensation plan. Stock-based compensation expense recognized by the Company are based on the awards and terms previously granted to the Company’s employees under Dana’s stock-based compensation plan, as well as an allocation of Parent’s corporate and shared functional employee expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as an independent company for the periods presented. Dana accounts for stock-based compensation in accordance with ASC 718, “Compensation—Stock Compensation” (ASC 718), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant for equity awards and is not adjusted for subsequent changes. Dana’s stock-based compensation plan includes awards of stock options, restricted stock, restricted stock units (RSUs) and performance units (which are settled partially in cash and partially in shares of Dana common stock). As of December 31, 2024 and 2023, there were no outstanding stock options, as all previously granted options had either been exercised or expired. During the years ended December 31, 2024 and 2023, the Company had $9 and $8 of stock-based compensation expense. Of which, $1 and $1 was direct to the Company, $8 and $7 was allocated to the Company during the years ended December 31, 2024 and 2023.

Interest income and Interest expense — Interest income and expense arises from related party notes receivable or payable with Dana. Refer to Note 10. “Related Party Transactions”, for a listing of related party notes with Parent, and their associated interest rates. Additionally, income and expense arises from interest accruing on net cash pool balances with lending institutions that support Dana’s cash pooling function.

Foreign currency translation — When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange, while assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred and included as a component of AOCL in the combined balance sheet.

Income taxes — The Company has historically been included in certain of Dana’s international and U.S. federal, state, and local income tax returns, and as part of unitary group/combined returns in relevant states. For purposes of these combined financial statements, income taxes related to the Company have been presented as if it were a separate stand-alone taxpayer. Under this approach, the Company determines its tax expense as if it were filing separate tax returns in each tax jurisdiction as a stand-alone entity. Tax attributes such as net operating loss carryovers have been allocated to the Company based on specific identification for the opening period adjusted for current year activity computed using the separate return approach. These attributes, although disclosed herein, may not be the same as those transferred in the transaction.

Since the Company’s results are included in the Parent’s consolidated tax returns, payments to certain tax authorities are made by the Parent and not by the Company. For tax jurisdictions where the Company is included with Parent in a consolidated tax filing, the Company does not maintain taxes payable to or from the Parent and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in net parent investment.

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax assets or liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the related interest cost has also been recognized as a component of the income tax provision.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

A valuation allowance is provided when, in our judgment based upon available information, it is more likely than not that a portion of such deferred tax assets will not be realized. To make this assessment, we consider the historical and projected future taxable income or loss by tax jurisdiction. We consider all components of comprehensive income and weigh the positive and negative evidence, putting greater reliance on objectively verifiable historical evidence than on projections of future profitability that are dependent on actions that have not taken place as of the assessment date. We also consider changes to historical profitability of actions that occurred through the date of assessment and objectively verifiable effects of material forecasted events that would have a sustained effect on future profitability, as well as the effect on historical profits of nonrecurring events. We also incorporate the changes to historical and prospective income from tax planning strategies that are prudent and feasible.

Recently adopted accounting pronouncements

We did not adopt any new accounting pronouncements during the years ended December 31, 2024 and 2023.

Recently issued accounting pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued ASU 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40), which requires public entities to disclose detailed components of income statement expenses, such as inventory purchases, employee compensation, depreciation and amortization within relevant expense captions. Companies are also required to explain amounts not disaggregated and define and disclose total selling expenses. The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. We are currently evaluating the impact of the guidance on our financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This guidance requires disaggregated income tax disclosures on the rate reconciliation and income taxes paid. The guidance becomes effective for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of the guidance on our financial statement disclosures.

Restatement of Previously Issued Combined Financial Statements

The Company identified an error related to the effect of foreign currency translation which primarily resulted in an overstatement and understatement of Net cash provided by operating activities for the years ended December 31, 2024 and 2023, respectively, with offsetting impacts to the Effect of exchange rate changes on cash balances in each respective year in the Combined Statement of Cash Flows. In addition, this error impacted Net cash used in investing activities and Net cash used in financing activities for the years ended December 31, 2024 and 2023 in the Combined Statement of Cash Flows, as detailed in the tables below.

The Company is correcting such error by restating previously issued financial statements and relevant footnotes. The error had no impact on the Combined Statement of Operations, Combined Statement of Comprehensive Income, Combined Balance Sheet and Combined Statement of Changes in Equity.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

The following tables summarize the impact of these corrections for the periods presented (in millions):

	December 31, 2024
Combined Statement of Cash Flow	As Originally Reported	Adjustment	As Restated
Cash flows from operating activities
Change in working capital	$1	$14	$15
Change in other noncurrent assets and liabilities	(60)	(47)	(107)
Net cash provided by operating activities	$214	$(33)	$181
Cash flows from investing activities
Change in other	$16	$(1)	$15
Net cash used in investing activities	$(49)	$(1)	$(50)
Cash flows from financing activities
Net transfers to Parent	$(66)	$11	$(55)
Net cash used in financing activities	$(92)	$11	$(81)
Effect of exchange rate changes on cash balances	$(27)	$23	$(4)

	December 31, 2023
Combined Statement of Cash Flow	As Originally Reported	Adjustment	As Restated
Cash flows from operating activities
Change in working capital	$145	$(6)	$139
Change in other noncurrent assets and liabilities	(8)	11	3
Net cash provided by operating activities	$461	$5	$466
Cash flows from investing activities
Change in other	$(18)	$1	$(17)
Net cash used in investing activities	$(85)	$1	$(84)
Cash flows from financing activities
Repayments of long-term debt	$(4)	$2	$(2)
Net transfers to parent	(360)	(3)	(363)
Net cash used in financing activities	$(400)	$(1)	$(401)
Effect of exchange rate changes on cash balances	$4	$(5)	$(1)

Note 2. Goodwill and Other Intangible Assets

Goodwill — Our goodwill is tested for impairment annually as of October 31 for the Off-Highway reporting unit, and more frequently if events or circumstances warrant such a review. For our 2024 and 2023 annual impairment tests, we performed a Step 0 qualitative approach. Based on the results of the qualitative assessment, we determined that it is more likely than not that the fair value of the Off-Highway reporting unit exceeded its carrying value and as such, our goodwill was not considered impaired as of October 31, 2024 and as of October 31, 2023.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Change in the carrying amount of goodwill -

Total
Balance, January 1, 2023	$182
Currency impact	1

Balance, December 31, 2023	183
Currency impact	(7)

Balance, December 31, 2024	$176

Non-amortizable intangible assets — Our non-amortizable intangible assets include a portion of our trademarks and trade names. Non-amortizable trademark and trade name consist of the Spicer® trademark and trade name. We value trademarks and trade names using a relief from royalty method which is based on revenue streams. No impairment was recorded during the years ended December 31, 2024 and December 31, 2023 in connection with the required annual assessment for trademarks and trade names.

Amortizable intangible assets — Our amortizable intangible assets include core technology, customer relationships and a portion of our trademarks and trade names. Core technology includes the proprietary know-how and expertise that is inherent in our products and manufacturing processes. Customer relationships include the established relationships with our customers and the related ability of these customers to continue to generate future recurring revenue and income. Amortizable trademarks and trade names includes the Graziano™, Fairfield® and Brevini® trademarks and trade names.

These assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We group the assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the undiscounted future cash flows. We use our internal forecasts, which we update quarterly, to develop our cash flow projections. These forecasts are based on our knowledge of our customers’ production forecasts, our assessment of market growth rates, net new business, material and labor cost estimates, cost recovery agreements with customers and our estimate of savings expected from our restructuring activities. The most likely factors that would significantly impact our forecasts are changes in customer production levels and loss of significant portions of our business. Our valuation is applied over the life of the primary assets within the asset groups. If the undiscounted cash flows do not indicate that the carrying amount of the asset group is recoverable, an impairment charge is recorded if the carrying amount of the asset group exceeds its fair value based on discounted cash flow analyses or appraisals. There were no impairments recorded during the two years ended December 31, 2024 and 2023.

Components of other intangible assets -

		December 31, 2024			December 31, 2023
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets
Core technology	7	$12	$(9)	$3	$12	$(7)	$5
Trademarks and trade names	13	20	(11)	9	21	(10)	11
Customer relationships	14	50	(24)	26	51	(21)	30
Non-amortizable intangible assets
Trademarks and trade names		32	—	32	34	—	34

		$114	$(44)	$70	$118	$(38)	$80

During 2024, fully amortized intangible assets were written off and have been excluded from the table above.

Amortization expense related to amortizable intangible assets -

	2024	2023
Charged to cost of sales	$2	$2
Charged to amortization of intangibles	5	5

Total amortization	$7	$7

The following table provides the estimated aggregate pre-tax amortization expense related to intangible assets for each of the next five years based on December 31, 2024 exchange rates. Actual amounts may differ from these estimates due to such factors as currency translation, customer turnover, impairments, additional intangible asset acquisitions and other events.

	2025	2026	2027	2028	2029
Amortization expense	$7	$6	$5	$5	$4

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 3. Inventories

Inventory components at December 31 -

	2024	2023
Raw materials	$173	$199
Work in process and finished goods	330	385

Total	$503	$584

Note 4. Supplemental Balance Sheet and Cash Flow Information

Supplemental balance sheet information at December 31 -

	2024	2023
Property, plant and equipment, net:
Land and improvements to land	$49	$52
Buildings and building fixtures	176	184
Machinery and equipment	674	673
Software and hardware	44	46
Construction in progress	59	51
Finance lease right -of-use assets	13	17

Total cost	1,015	1,023
Less: accumulated depreciation	632	612

Net	$383	$411

Cash, cash equivalents and restricted cash at December 31 -

	2024	2023	2022
Cash and cash equivalents	$128	$82	$103
Restricted cash included in other current assets	2	2	1

Total cash, cash equivalents and restricted cash	$130	$84	$104

Supplemental cash flow information -

	2024	2023
	As Restated	As Restated
Change in working capital:
Change in accounts receivable	$110	$76
Change in receivables, related party	15	2
Change in inventories	66	(7)
Change in accounts payable	(147)	(13)
Change in accounts payable, related party	(23)	5
Change in accrued payroll and employee benefits	(13)	16
Change in accrued income taxes	(2)	1
Change in other current assets and liabilities	9	59

Net	$15	$139

Cash paid during the period for:
Interest	$29	$29
Stock compensation plans	$2	$1
Noncash investing and financing activities:
Purchases of property, plant and equipment held in accounts payable	$5	$3

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 5. Leases

Our leases generally have remaining lease terms of one year to ten years. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The following table provides a summary of the location and amounts related to finance leases recognized in the combined balance sheet. Short-term lease costs were insignificant as of December 31, 2024 and 2023.

	Classification	2024	2023
Finance lease right-of-use assets	Property, plant and equipment, net	$12	$11
Finance lease liabilities	Current debt obligations	—	1
Finance lease liabilities	Other noncurrent liabilities	1	—

Components of lease expense -

	2024	2023
Operating lease cost	$11	$10

Finance lease cost:
Amortization of right-of-use assets	1	2

Total finance lease cost	$1	$2

Supplemental cash flow information related to leases –

	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$11	$10
Financing cash flows from finance leases	1	2
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3	$14
Finance leases	2	—

Supplemental balance sheet information related to leases –

	2024	2023
Weighted-average remaining lease term (years):
Operating leases	5	5
Finance leases	4	1
Weighted-average discount rate:
Operating leases	5.2%	4.9%
Finance leases	4.3%	2.1%

Maturities -

	Operating Leases	Finance Leases
2025	$10	$1
2026	8	1
2027	7	1
2028	4	1
2029	3	—
Thereafter	5	—

Total lease payments	37	4
Less: interest	5	—

Present value of lease liabilities	$32	$4

Finance lease payments presented in the table above exclude approximately $8 of undiscounted minimum lease payments for non-cancellable equipment leases with various banks signed in 2024 but commencing in 2025. These leases generally have lease terms of five years.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 6. Pension and Postretirement Benefit Plans

Shared plans whose participants include both Company employees and other employees of Parent are accounted for as multiemployer benefit plans and the related net benefit plan obligations are not included in the Company’s Combined Balance Sheet. The Company recorded expense of $7 and $7 through the periods ended December 31, 2024 and December 31, 2023, respectively, relating to the Company’s participation in Dana sponsored plans.

The Company sponsors various defined benefit, qualified and non-qualified pension plans covering eligible employees. Other post-retirement benefits (OPEB), including medical and life insurance, are provided for certain employees upon retirement. All tables noted below specifically relate to Off-Highway sponsored plans.

Components of net periodic benefit cost (credit) and other amounts recognized in OCL —

	Pension Benefits
	2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.
Interest cost	$7	$5	$7	$5
Expected return on plan assets	(6)	(1)	(6)	(1)
Service cost	—	3	—	3
Curtailment	—	—	—	(1)

Net periodic benefit cost (credit)	1	7	1	6

Recognized in OCL:
Amount due to net actuarial (gains) losses	3	(3)	3	6

Total recognized in OCL	3	(3)	3	6

Net recognized in benefit cost (credit) and OCL	$4	$4	$4	$12

Our U.S. defined benefit pension plans are frozen, and no additional service cost is being accrued. The service cost component for international plans is included in cost of sales and selling, general and administrative expenses. Other components of net periodic benefit cost (credit) are included in other income, net in our consolidated income statement. Actuarial gains and losses resulting from plan remeasurement are recognized in AOCL in the period of remeasurement. We use the corridor approach for purposes of systematically amortizing deferred gains or losses as a component of net periodic benefit cost into the income statement in future reporting periods. The amortization period used is generally the average remaining service period of active participants in the plan unless almost all of the plan’s participants are inactive, in which case we use the average remaining life expectancy of the inactive participants.

Funded status — The following tables provide reconciliations of the changes in benefit obligations, plan assets and funded status.

	Pension Benefits				OPEB
	2024		2023		2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of benefit obligation:
Obligation at beginning of period	$133	$136	$132	$124	$3	$—	$3	$—
Interest cost	7	5	7	5	—	—	—	—
Service cost	—	3	—	3	—	—	—	—
Actuarial (gain) loss	(5)	(4)	4	7	—	—	—	—
Benefit payments	(9)	(5)	(10)	(4)	—	—	—	—
Settlements	—	(2)	—	(3)	—	—	—	—
Translation adjustments	—	(8)	—	4	—	—	—	—

Obligation at end of period	$126	$125	$133	$136	$3	$—	$3	$—

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

	Pension Benefits				OPEB
	2024		2023		2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Reconciliation of fair value of plan assets:
Fair value at beginning of period	$103	$40	$106	$35	$—	$—	$—	$—
Actual return on plan assets	(2)	—	7	2	—	—	—	—
Employer contributions	8	6	—	8	—	—	—	—
Benefit payments	(9)	(5)	(10)	(4)	—	—	—	—
Settlements	—	(2)	—	(2)	—	—	—	—
Translation adjustments	—	(2)	—	1	—	—	—	—

Fair value at end of period	$100	$37	$103	$40	$—	$—	$—	$—

Funded status end of period	$(26)	$(88)	$(30)	$(96)	$(3)	$—	$(3)	$—

Amounts recognized in the balance sheet —

	Pension Benefits				OPEB
	2024		2023		2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in the combined balance sheet:
Noncurrent assets	$—	$—	$—	$—	$—	$—	$—	$—
Current liabilities	—	(4)	—	(4)	—	—	—	—
Noncurrent liabilities	(26)	(84)	(30)	(92)	(3)	—	(3)	—

Net amount recognized	$(26)	$(88)	$(30)	$(96)	$(3)	$—	$(3)	$—

Amounts recognized in AOCL —

	Pension Benefits				OPEB
	2024		2023		2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in AOCL:
Net actuarial loss (gain)	$15	$(5)	$12	$(3)	$—	$—	$—	$—

AOCL before tax	15	(5)	12	(3)	—	—	—	—
Deferred taxes	(3)	1	(3)	1	—	—	—	—

Net	$12	$(4)	$9	$(2)	$—	$—	$—	$—

The net actuarial loss for U.S. pension plans for 2024 was primarily due to a decrease in discount rates, partially offset by the actual return on assets exceeding the expected asset return.

The net actuarial loss for U.S. pension plans for 2023 was primarily due to the actual return on assets underperforming the expected asset return, partially offset by an increase in discount rates. The actuarial gain for non-U.S. plans was due to an increase in discount rates.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Aggregate funding levels — The following table presents information regarding the aggregate funding levels of our defined benefit pension plans at December 31:

	2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.
Plans with fair value of plan assets in excess of obligations:
Accumulated benefit obligation	$—	$13	$—	$14
Projected benefit obligation	—	13	—	14
Fair value of plan assets	—	13	—	14
Plans with obligations in excess of fair value of plan assets:
Accumulated benefit obligation	$126	$100	$133	$109
Projected benefit obligation	126	112	133	122
Fair value of plan assets	100	24	103	26

Fair value of pension plan assets —

	Fair Value Measurements at December 31, 2024
		U.S.				Non-U.S.
Asset Category	Total	Level 1	Level 2	Level 3	NAV (a)	Level 1	Level 2	Level 3
Equity securities:
U.S. all cap (b)	$11	$11	$—	$—	$—	$—	$—	$—
U.S. large cap	11	—	—	—	11	—	—	—
EAFE composite	5	—	—	—	5	—	—	—
Emerging markets	4	—	—	—	4	—	—	—
Fixed income securities:
Corporate bonds	38	—	—	—	38	—	—	—
U.S. Treasury strips	6	—	6	—	—	—	—	—
Non-U.S. government securities	—	—	—	—	—	—	—	—
Emerging market debt	3	—	—	—	3	—	—	—
Collateralized Mortgage Obligations	—	—	—	—	—	—	—	—
Alternative investments:
Insurance contracts (c)	42	—	—	5	—	—	—	37
Real estate	5	—	—	—	5	—	—	—
Other	—	—	—	—	—	—	—	—
Cash and cash equivalents	12	—	12	—	—	—	—	—

Total	$137	$11	$18	$5	$66	$—	$—	$37

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

		Fair Value Measurements at December 31, 2023
		U.S.				Non-U.S.
Asset Category	Total	Level 1	Level 2	Level 3	NAV (a)	Level 1	Level 2	Level 3
Equity securities:
U.S. all cap (b)	$10	$10	$—	$—	$—	$—	$—	$—
U.S. large cap	10	—	—	—	10	—	—	—
EAFE composite	6	—	—	—	6	—	—	—
Emerging markets	4	—	—	—	4	—	—	—
Fixed income securities:
Corporate bonds	39	—	—	—	39	—	—	—
U.S. Treasury strips	3	—	3	—	—	—	—	—
Non-U.S. government securities	—	—	—	—	—	—	—	—
Emerging market debt	3	—	—	—	3	—	—	—
Collateralized Mortgage Obligations	—	—	—	—	—	—	—	—
Alternative investments:
Insurance contracts (c)	46	—	—	6	—	—	—	40
Real estate	5	—	—	—	5	—	—	—
Other	—	—	—	—	—	—	—	—
Cash and cash equivalents	17	—	17	—	—	—	—	—

Total	$143	$10	$20	$6	$67	$—	$—	$40

Notes:

(a)	Certain assets are measured at fair value using the net asset value (NAV) per share (or its equivalent) practical expedient and have not been classified in the fair value hierarchy.

(b)

This category comprises a combination of small-, mid- and large-cap equity stocks that are allocated at the investment manager’s discretion. Investments include common and preferred securities as well as equity funds that invest in these instruments.

(c)	This category comprises contracts placed with insurance companies where the underlying assets are invested in fixed-interest securities.

	2024		2023
Reconciliation of Level 3 Assets	U.S. Insurance Contracts	Non-U.S. Insurance Contracts	U.S. Insurance Contracts	Non-U.S. Insurance Contracts
Fair value at beginning of period	$6	$40	$6	$35
Actual gains (losses) relating to assets still held at the reporting date	(1)	1	—	5
Purchases, sales and settlements	—	(2)	—	(1)
Currency impact	—	(2)	—	1

Fair value at end of period	$5	$37	$6	$40

Valuation Methods

Equity securities — The fair value of equity securities held directly by the trust is based on quoted market prices. When the equity securities are held in commingled funds that are not publicly traded, the fair value of our interest in the fund is its NAV as determined by quoted market prices for the underlying holdings.

Fixed income securities — The fair value of fixed income securities held directly by the trust is based on a bid evaluation process with input from independent pricing sources. When the fixed income securities are held in commingled funds that are not publicly traded, the fair value of our interest in the fund is its NAV as determined by a similar valuation of the underlying holdings.

Insurance contracts — The values shown for insurance contracts are the amounts reported by the insurance company and approximate the fair values of the underlying investments.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Real estate — The investments in real estate represent ownership interests in commingled funds and partnerships that invest in real estate. The investment managers determine the NAV of these ownership interests using the fair value of the underlying real estate which is obtained via independent third-party appraisals prepared on a periodic basis. Assumptions used to value the properties are updated quarterly. For the component of the real estate portfolio under development, the investments are carried at cost until they are completed and valued by a third-party appraiser.

Cash and cash equivalents — The fair value of cash and cash equivalents is set equal to its amortized cost.

The methods described above may produce a fair value that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Investment policy — Target asset allocations of U.S. pension plans are established through an investment policy, which is updated periodically and reviewed by an Investment Committee, comprised of certain Parent officers. The investment policy allows for a flexible asset allocation mix which is intended to provide appropriate diversification to lessen market volatility while assuming a reasonable level of economic risk.

Our policy recognizes that properly managing the relationship between pension assets and pension liabilities serves to mitigate the impact of market volatility on our funding levels. The investment policy permits plan assets to be invested in a number of diverse categories, including a Growth Portfolio, an Immunizing Portfolio and a Liquidity Portfolio. These sub-portfolios are intended to balance the generation of incremental returns with the management of overall risk.

The Growth Portfolio is invested in a diversified pool of assets in order to generate an incremental return with an acceptable level of risk. The Immunizing Portfolio is a hedging portfolio that may be comprised of fixed income securities and overlay positions. This portfolio is designed to offset changes in the value of the pension liability due to changes in interest rates. The Liquidity Portfolio is a cash portfolio designed to meet short-term liquidity needs and reduce the plans’ overall risk. As a result of our diversification strategies, there are no significant concentrations of risk within the portfolio of investments.

The allocations among portfolios are adjusted as needed to meet changing objectives and constraints and to manage the risk of adverse changes in the unfunded positions of our plans. At December 31, 2024, the U.S. plans followed Dana’s targets of 21% for the Growth Portfolio (U.S. and non-U.S. equities, high-yield fixed income, real estate, emerging market debt and cash), 77% for the Immunizing Portfolio (long duration U.S. Treasury strips, corporate bonds and cash) and 2% for the Liquidity Portfolio (cash and short-term securities). The assets held at December 31, 2024 by the U.S. plans were invested 37% in the Growth Portfolio, 50% in the Immunizing Portfolio and 13% in the Liquidity Portfolio; as a historical sub-set of Dana’s overall plan assets.

Significant assumptions — The significant weighted-average assumptions used in the measurement of pension benefit obligations at December 31 of each year and the net periodic benefit cost for each year are as follows:

	2024		2023
	U.S.	Non-U.S.	U.S.	Non-U.S.
Pension benefit obligations:
Discount rate	5.62%	3.44%	5.14%	3.18%
Net periodic benefit cost:
Discount rate	5.08%	3.78%	5.38%	2.96%
Rate of compensation increase	N/A	4.07%	N/A	2.89%
Expected return on plan assets	5.75%	1.70%	6.00%	1.08%

The pension plan discount rate assumptions are evaluated annually in consultation with our outside actuarial advisers. Long-term interest rates on high quality corporate debt instruments are used to determine the discount rate. For our largest plans, discount rates are developed using a discounted bond portfolio analysis, with appropriate consideration given to defined benefit payment terms and duration of the liabilities.

For pension and other post-retirement benefit plans that utilize a full yield curve approach to estimate the interest and service components of net periodic benefit cost, we apply the specific spot rates along the yield curve used in the most recent remeasurement of the benefit obligation to the relevant projected cash flows. We believe this method improves the correlation between the projected cash flows and the corresponding interest rates and provides a more precise measurement of interest and service costs. Since the remeasurement of total benefit obligations is not affected, the resulting reduction in periodic benefit cost is offset by an increase in the actuarial loss.

The expected rate of return on plan assets was selected on the basis of our long-term view of return and risk assumptions for major asset classes. We define long-term as forecasts that span at least the next ten years. Our long-term outlook is influenced by a combination of return expectations by individual asset class, actual historical experience and our diversified investment strategy. We consult with and consider the opinions of financial professionals in developing appropriate capital market assumptions. Return projections are also validated using a simulation model that incorporates yield curves, credit spreads and risk premiums to project long-term prospective returns. The appropriateness of the expected rate of return is assessed on an annual basis and revised if necessary. We have a high percentage of total assets in fixed income securities since the benefit accruals are frozen for all of our U.S. pension plans. Based on this assessment, we have selected a 6% expected return on asset assumption for 2025 for our U.S. plans.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

The significant weighted-average assumptions used in the measurement of OPEB obligations at December 31 of each year and the net periodic benefit cost for each year are as follows:

	2024		2023
.	U.S.	Non-U.S.	U.S.	Non-U.S.
OPEB benefit obligations:
Discount rate	5.62%	N/A	5.19%	N/A
Net periodic benefit cost:
Discount rate	5.19%	N/A	5.54%	N/A
Initial health care cost trend rate	N/A	N/A	N/A	N/A
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A
Year ultimate reached	N/A	N/A	N/A	N/A

The discount rate selection process was similar to the process used for the pension plans. Assumed health care cost trend rates have a significant effect on the health care obligation. To determine the trend rates, consideration is given to the plan design, recent experience and health care economics.

Estimated future benefit payments and contributions — Expected benefit payments by our pension and OPEB plans for each of the next five years and for the following five-year period are as follows:

	Pension Benefits		OPEB
Year	U.S.	Non-U.S.	U.S.	Non-U.S.
2025	$10	$6	$—	$—
2026	10	7	—	—
2027	10	6	—	—
2028	10	8	—	—
2029	10	8	—	—
2030 to 2034	49	41	1	—

Total	$99	$76	$1	$—

Pension benefits are funded through deposits with trustees that satisfy, at a minimum, the applicable funding regulations. OPEB benefits are funded as they become due. There are projected contributions of $5 and $11 to be made during 2025 for our U.S. plans and non-U.S. plans, respectively.

The Company also sponsors various defined contribution plans that cover the majority of our employees. Under the terms of the qualified defined contribution retirement plans, employee and employer contributions may be directed into a number of diverse investments. None of these qualified defined contribution plans allow direct investment in Dana’s stock. Defined contribution expense was $3 and $4 during the years ended December 31, 2024 and December 31, 2023, respectively.

Note 7. Fair Value Measurements and Derivatives

In measuring the fair value of our assets and liabilities, we use market data or assumptions that we believe market participants would use in pricing an asset or liability including assumptions about risk when appropriate. Our valuation techniques include a combination of observable and unobservable inputs.

Fair value measurements on a recurring basis — Assets and liabilities that are carried in our combined balance sheet at fair value are as follows: cash flow hedges were $2 and $0 at December 31, 2024 and December 31, 2023, respectively. These cash flow hedges were Fair Value Level 2 assets and liabilities, and were included within accounts receivable – other and cash flow hedges in other accrued liabilities.

Fair value of financial instruments — There are no significant financial instruments that are not carried in our combined balance sheet at fair value at December 31, 2024 and December 31, 2023.

Foreign currency derivatives — Our foreign currency derivatives include forward contracts associated with forecasted transactions, primarily involving the purchases and sales of inventory through the next fifteen months, as well as currency swaps associated with certain recorded external notes payable and intercompany loans receivable and payable. Periodically, our foreign currency derivatives also include net investment hedges of certain of our investments in foreign operations.

The total notional amount of outstanding foreign currency forward contracts, involving the exchange of various currencies, was $184 at December 31, 2024 and $132 at December 31, 2023.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

The following currency derivatives were outstanding at December 31, 2024:

		Notional Amount (U.S. Dollar Equivalent)
Functional Currency	Traded Currency	Designated	Undesignated	Total	Maturity
U.S. dollar	Chinese renminbi	$97	$—	$97	Sep-2025
Euro	U.S. dollar, Australian dollar, Chinese renminbi, British pound, Hungarian forint, Indian rupee, Japanese yen, New Zealand dollar	38	18	56	Dec-2025
British pound	U.S. dollar, euro	—	1	1	Jan-2025
Indian rupee	U.S. dollar, euro, British pound	—	24	24	Sep-2025
Chinese renminbi	U.S. dollar, Canadian dollar, euro	—	6	6	Jan-2025

Total forward contracts		$135	$49	$184

Designated cash flow hedges — With respect to contracts designated as cash flow hedges, changes in fair value during the period in which the contracts remain outstanding are reported in OCL to the extent such contracts remain effective. Effectiveness is measured by using regression analysis to determine the degree of correlation between the change in the fair value of the derivative instrument and the change in the associated foreign currency exchange rates. Changes in fair value of contracts not designated as cash flow hedges or as net investment hedges are recognized in other income, net in the period in which the changes occur. Realized gains and losses from currency-related forward contracts associated with forecasted transactions or from other derivative instruments, including those that have been designated as cash flow hedges and those that have not been designated, are recognized in the same line item in the combined statement of operations in which the underlying forecasted transaction or other hedged item is recorded. Accordingly, amounts are potentially recorded in sales, cost of sales or, in certain circumstances, other income, net.

The Company does not have any significant deferred gains (losses) reported in AOCL nor amounts expected to be reclassified to income in one year or less.

The following table provides a summary of the location and amount of gains or losses recognized in the combined statement of operations associated with cash flow hedging relationships:

Derivatives Designated as Cash Flow Hedges	2024	2023
Total amounts of income and expense line items presented in the combined statement of operations in which the effects of cash flow hedges are recorded
Net sales	$2,696	$3,085
Cost of sales	2,233	2,585
Other income (expense), net	16	17
(Gain) or loss on cash flow hedging relationships
Foreign currency forwards
Amount of (gain) loss reclassified from AOCL into income
Cost of sales	(0)	3
Other income (expense), net	(1)	—

Certain of our hedges of forecasted transactions have not formally been designated as cash flow hedges. As undesignated forward contracts, the changes in the fair value of such contracts are included in earnings for the duration of the outstanding forward contract. Any realized gain or loss on the settlement of such contracts is recognized in the same period and in the same line item in the combined statement of operations as the underlying transaction. The Company did not have a significant amount of gains or losses recognized in the combined statement of operations associated with undesignated hedging relationships.

Net investment hedges — We periodically designate derivative contracts or underlying non-derivative financial instruments as net investment hedges. With respect to contracts designated as net investment hedges, we apply the forward method, but for non-derivative financial instruments designated as net investment hedges, we apply the spot method. Under both methods, we report changes in fair value in the CTA component of OCL during the period in which the contracts remain outstanding to the extent such contracts and non-derivative financial instruments remain effective. During the second quarter of 2024, we entered into foreign currency forwards with a notional value of $100 that we designated as a net investment hedge of the foreign currency exposure related to a China renminbi denominated subsidiary. These forwards will mature in September 2025.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 8. Commitments and Contingencies

Environmental liabilities — Accrued environmental liabilities were $1 and $1 at December 31, 2024 and 2023, respectively. We consider the most probable method of remediation, current laws and regulations and existing technology in estimating our environmental liabilities.

Other legal matters — We are subject to various pending or threatened legal proceedings arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, we cannot state what the eventual outcome of these matters will be. However, based on current knowledge and after consultation with legal counsel, we believe that any liabilities that may result from these proceedings will not have a material adverse effect on our liquidity, financial condition or results of operations.

Note 9. Debt

Debt — In connection with the past acquisition of SME, SpA (Italy), the Company entered into a purchase and sale agreement, indicating a portion of the purchase price would be deferred and paid between SME Group S.R.L. and the Company. The debt bore an interest rate of 5.0% per annum, and matured January of 2024. Total debt had a carrying value as of December 31, 2024 and 2023 of the following $1 and $26 respectively. The carrying value of the total debt approximates its fair value as of December 31, 2024 and 2023.

Note 10. Related Party Transactions

The combined financial statements have been prepared on a standalone basis and are derived from the Consolidated Financial Statements and accounting records of Dana. The following discussion summarizes activity between the Company and Dana (and its affiliates that are not included within the combined financial statements).

Allocation of General Corporate and Other Expenses

The combined statement of operations include expenses for certain centralized functions and other programs provided and administered by Dana that are charged directly to the Company. In addition, for purposes of preparing these combined financial statements on a carve-out basis, a portion of Dana’s total corporate expenses has been allocated to the Company. See Note 1, “Organization and Summary of Significant Accounting Policies”, for a discussion of the methodology used to allocate corporate consolidated-related costs for purposes of preparing these financial statements on a carve-out basis.

For the years ended December 31, 2024 and 2023, the Company was allocated $85 and $85 of general corporate expenses, of which $35 and $29 resided within cost of sales; $47 and $55 resided in selling, general and administrative expenses; and $3 and $1 resided within restructuring charges, net.

Related Party Sales and Purchases

For the years ended December 31, 2024 and 2023, the Company sold products to other Dana businesses in the amount of $61 and $51, respectively, which is included in net sales in the combined statement of operations and purchased products from other Dana businesses in the amount of $85 and $90, respectively. In addition to the purchases of products from other Dana businesses, the Company is invoiced by Dana for certain centralized functions and programs including, but not limited to, engineering services including research and development, sales and marketing, information technology, human resources, finance, accounting, legal, supply chain, and insurance. The Company may also at times acquire machinery and equipment from other Dana businesses when that equipment is no longer needed at the Dana location and can be redeployed at a Company facility. Purchases of used machinery and equipment are invoiced to the Company based on the estimated fair value of the used equipment.

The Business engages with Parent in various selling, purchasing, and financing arrangements. This is inclusive of commercial receivables and payables that are trade in nature, intercompany notes, as well as cash pooling arrangements, which are a part of the centralized treasury strategy.

Aggregated amounts from Parent as reflected in the combined balance sheet consists of the following:

	2024	2023
Related party receivables	$16	$31
Due from Parent, short term
Cash pooling receivables from Parent	387	323
Interest on cash pooling receivables from Parent	5	7
Due from Parent
Notes receivable from Parent	19	22

Total	$427	$383

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Aggregated amounts to Parent as reflected in the combined balance sheet consists of the following:

	2024	2023
Accounts payable – Related party	$52	$79
Due to Parent, short term
Cash pooling payables to Parent	43	64
Notes payable to Parent	33	—
Interest payable to Parent	2	2
Interest on cash pooling payables to Parent	1	4
Due to Parent
Notes payable to Parent	581	655

Total	$712	$804

Net transfers to Parent are included within net parent investment on the combined statement of changes in equity. The components of the transfers to Parent are as follows:

Net transfers to Parent:

	2024	2023
General financing activities	$(142)	$(449)
Corporate allocations	85	85
Stock-based compensation	1	1

Total Net transfers to Parent	$(56)	$(363)

The Company had outstanding related party notes receivable from Parent, due as follows:

Long-term Notes receivable:

	Interest rate	December 31, 2024	December 31, 2023
Notes due from Parent, May 31, 2028	9.500%	$10	$12
Notes due from Parent, November 22, 2029	0.000%	9	10

Notes receivable from Parent		$19	$22

The Company had both related party short-term and long-term notes payable as of December 31, 2024 and 2023. The related party short-term note as of December 31, 2024 matures on October 31, 2025 and has a balance of $33 and a weighted-average interest rate of 0.5%. There was no related party short-term note as of December 31, 2023.

The carrying value of the related party long-term notes payable consisted of the following:

Long-term debt at:

	Interest rate	December 31, 2024	December 31, 2023
Notes due October 31, 2025	0.500%	$33	$35
Notes due June 29, 2027	3.350%	434	463
Notes due November 15, 2027	4.230%	66	70
Notes due September 10, 2028	4.250%	21	22
Notes due January 10, 2029	5.400%	35	38
Notes due May 30, 2029	4.900%	25	27

		614	655
Less: Current portion of long-term debt		33	—

Long-term due to parent, less current portion		$581	$655

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Note 11. Warranty Obligations

We record a liability for estimated warranty obligations at the dates our products are sold. We record the liability based on our estimate of costs to settle future claims. Adjustments to our estimated costs at the time of sale are made as claim experience and other new information becomes available. Obligations for service campaigns and other occurrences are recognized as adjustments to prior estimates when the obligation is probable and can be reasonably estimated.

Changes in warranty liabilities :

	2024	2023
Balance, beginning of period	$30	$21
Amounts accrued for current period sales	18	17
Adjustments of prior estimates	—	3
Settlements of warranty claims	(12)	(10)
Currency impact	(2)	(1)

Balance, end of period	$34	$30

The non-current portion of the warranty liability was $12 and $16, within other non-current liabilities, at December 31, 2024 and at December 31, 2023, respectively.

Note 12. Income Taxes

Income tax expense —

	2024	2023
Current
U.S. federal and state	$13	$14
Non- U.S.	75	91

Total current	88	105

Deferred
U.S. federal and state	21	(3)
Non-U.S.	(2)	(8)

Total deferred	19	(11)

Total expense	$107	$94

Income before income taxes –

	2024	2023
U.S. operations	$16	$14
Non-U.S. operations	296	318

Earnings (loss) before income taxes	$312	$332

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

A reconciliation of the statutory U.S. corporate federal income tax rate to the Company’s effective tax rate follows:

	2024	2024	2023	2023
	$	%	$	%
U.S. federal income tax rate	66	21	70	21
Adjustments resulting from:
Non-U.S. income / expense	14	4	15	5
Credits and tax incentives	(4)	(1)	(1)	—
U.S. tax and withholding tax on non-US earnings	25	8	4	1
Settlement and return adjustments	1	—	11	3
Miscellaneous items	(1)	—	(8)	(2)
Valuation allowance adjustments	6	2	3	—

Effective income tax rate	107	34	94	28

Foreign income repatriation — We continue to analyze and adjust the estimated impact of the non-U.S. income and withholding tax liabilities based on the amount and source of these earnings, as well as the expected means through which those earnings may be taxed. We recognized net expense of $23 in 2024 and $3 in 2023, related to future income taxes and non-U.S. withholding taxes on repatriations from operations that are not permanently reinvested.

During 2024, we recorded tax expense of $11 due to revisions in our assertions on unremitted earnings in foreign jurisdictions. During 2023, we recorded tax expense of $5 associated with income tax reserves for prior years in foreign jurisdictions.

Deferred tax assets and liabilities — Temporary differences and carryforwards give rise to the following deferred tax assets and liabilities

	2024	2023
Net operating loss carryforwards	$30	$27
Postretirement benefits, including pensions	19	22
Research and development costs	12	10
Expense accruals	16	12
Other tax credits recoverable	1	1
Inventory reserves	10	9
Leasing activities	9	11
Other	2	6

Total	99	98
Valuation allowances	(29)	(26)

Deferred tax assets	70	72

Unremitted earnings	(29)	(6)
Intangibles	(16)	(19)
Depreciation	(6)	(10)

Deferred tax liabilities	(51)	(35)

Net deferred tax assets	$19	$37

Carryforwards — Our deferred tax assets include benefits expected from the utilization of net operating loss (NOL) carryforwards in the future. The following table identifies the net operating loss deferred tax asset components and the related allowances that existed at December 31, 2024. Due to time limitations on the ability to realize the benefit of the carryforwards, additional portions of these deferred tax assets may become unrealizable in the future.

Net operating loss:

	Deferred Tax Asset	Valuation Allowance	Carryforward Period	Earliest Year of Expiration
Net operating losses
Italy	$19	$(19)	Unlimited
Germany	10	(10)	Unlimited
China	1	—	5	2026

Total	$30	$(29)

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Unrecognized tax benefits — Unrecognized tax benefits are the difference between a tax position taken, or expected to be taken, in a tax return and the benefit recognized for accounting purposes. Interest income or expense, as well as penalties relating to income tax audit adjustments and settlements, are recognized as components of income tax expense or benefit. Interest of $6 and $5 was accrued on the uncertain tax positions at December 31, 2024 and 2023.

Reconciliation of gross unrecognized tax benefits:

	2024	2023
Balance, beginning of period	$41	$34
Decrease related to expiration of statute of limitations	(5)	(5)
Decrease related to prior years tax positions	(3)	—
Decrease related to settlements	(4)	—
Increase related to prior years tax positions	—	2
Increase related to current year tax positions	9	10

Balance, end of period	$38	$41

We anticipate that the change in our gross unrecognized tax benefits will not be significant in the next twelve months as a result of the examinations in the various jurisdictions. Gross unrecognized tax benefits of $38 would impact the effective tax rate if recognized. If other open matters are settled with the IRS or other taxing jurisdictions, the total amounts of unrecognized tax benefits for open tax years may be modified.

Note 13. Other Income, Net

Other income, net, for the years ended December 31, 2024 and December 31, 2023 was $16 and $17, respectively, which was predominantly comprised of income from foreign government grants and incentives and net foreign currency transaction gains and losses.

Note 14. Revenue from Contracts with Customers

We generate revenue from selling production parts to original equipment manufacturers (OEMs) and service parts to OEMs and aftermarket customers. While we provide production and service parts to certain OEMs under awarded multi-year programs, these multi-year programs do not contain any commitment with volume by the customer. As such, individual customer releases or purchase orders represent the contract with the customer. Our customer contracts do not provide us with an enforceable right to payment for performance completed to date throughout the contract term. As such, we recognize part sales revenue at the point in time when the parts are shipped, and risk of loss has transferred to the customer. We have elected to continue to include shipping and handling fees billed to customers in revenue, while including costs of shipping and handling in costs of sales. Taxes collected from customers are excluded from revenues and credited directly to obligations to the appropriate government agencies. Payment terms with our customers are established based on industry and regional practices and generally do not exceed 180 days.

We continually seek new business opportunities and at times provide incentives to our customers for new program awards. We evaluate the underlying economics of each payment made to our customers to determine the proper accounting by understanding the nature of the payment, the rights and obligations in the contract, and other relevant facts and circumstances. Upfront payments to our customers are capitalized if we determine that the payments are incremental and incurred only if the new business is obtained and we expect to recover these amounts from the customer over the term of the new business program. We recognize a reduction to revenue as products that the upfront payments are related to are transferred to the customer, based on the total amount of products expected to be sold over the term of the program. We evaluate the amounts capitalized each period for recoverability and expense any amounts that are no longer expected to be recovered.

Certain amount of our customer contracts include rebate incentives. We estimate expected rebates and accrue the corresponding refund liability, as a reduction of revenue, at the time covered product is sold to the customer based on anticipated customer purchases during the rebate period and contractual rebate percentages. Refund liabilities are included in other accrued liabilities on our combined balance sheet. We provide standard fitness for use warranties on the products we sell, accruing for estimated costs related to product warranty obligations at time of sale. See Note 11, “Warranty Obligations”, for additional information.

Contract liabilities are primarily comprised of cash deposits made by customers with cash in advance payment terms. Generally, our contract liabilities turn over frequently given our relatively short production cycles. Contract liabilities were $19 and $17 at December 31, 2024 and December 31, 2023. Contract liabilities are included in other accrued liabilities on our combined balance sheet.

OFF-HIGHWAY BUSINESS OF DANA INCORPORATED

COMBINED FINANCIAL STATEMENTS

(In millions unless stated otherwise)

Disaggregation of revenue —

The following table disaggregates revenue for our operating segment by geographical market:

	2024	2023
North America	$353	$368
Europe	1,737	2,073
South America	53	65
Asia Pacific	553	579

Total	$2,696	$3,085

Note 15. Subsequent Events

The One Big Beautiful Bill Act (OBBBA) was enacted in the U.S. on July 4, 2025. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the 2017 Tax Cuts and Jobs Act, modifications to the international tax framework, and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The Company is currently assessing its impact on the combined financial statements.

These combined financial statements were derived from the financial statements of Dana Incorporated, which issued its annual consolidated financial statements for the fiscal year ended December 31, 2024 on February 20, 2025. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these combined financial statements through the date of February 20, 2025. Additionally, the Company has evaluated transactions that occurred through September 16, 2025, the date these combined financial statements were available for issuance, for the purposes of unrecognized subsequent events.

Events Subsequent to Original Issuance of Combined Financial Statements (Unaudited)

In connection with the reissuance of the combined financial statements, the Company has evaluated subsequent events through November 3, 2025, the date the combined financial statements were available to be reissued.